Exhibit 99.1

PRESS RELEASE	AMERICAN RAILCAR INDUSTRIES, INC. 100 Clark Street, St. Charles, Missouri 63301 www.americanrailcar.com

FOR RELEASE:	July 24, 2013	CONTACT:	Dale C. Davies
Michael Obertop
636.940.6000
AMERICAN RAILCAR INDUSTRIES, INC. REPORTS RECORD OPERATING MARGINS
Second Quarter 2013 Highlights

•	Record consolidated operating margins of 25%

•	Consolidated earnings from operations of $39.9 million

•	Consolidated Revenues totaled $159.4 million

•	Adjusted EBITDA of $43.0 million

•	Net earnings of $23.6 million, or $1.11 per share
St. Charles, MO, July 24, 2013 – American Railcar Industries, Inc. (ARI or the Company) (NASDAQ: ARII) today reported its second quarter 2013 financial results. “We are pleased with a quarter of strong earnings from operations and record operating margins, driven by a favorable sales mix of more tank railcars. The strong tank railcar mix generated operational leverage and efficiencies that were partially offset by lower shipments of hopper railcars. During the quarter, we received orders for 1,850 railcars, resulting in a backlog of 6,940 railcars as of June 30, 2013,” said James Cowan, President and CEO of ARI.
Second Quarter Summary
Total consolidated revenues were $159.4 million for the second quarter of 2013, up 3% when compared to $154.2 million for the same period in 2012. Revenues increased primarily due to an increase in revenues for the leasing business and an increase in railcar services' revenues partially offset by lower manufacturing revenues.
Total manufacturing segment revenues were $177.3 million for the second quarter of 2013, a decrease of 19% over the $219.3 million for the same period in 2012. The primary reason for the decrease was lower hopper railcar shipments, partially offset by an increase in tank railcar shipments and improved general market conditions for tank railcars. Manufacturing segment revenues for the second quarter of 2013 included estimated revenues of $45.1 million related to railcars built for the Company’s lease fleet, compared to estimated revenues of $84.5 million related to railcars built for the Company’s lease fleet in the second quarter of 2012. Such revenues are based on an estimated fair market value of the leased railcars as if they had been sold to a third party, and are eliminated in consolidation. Revenues for railcars built for the Company’s lease fleet are not recognized in consolidated revenues as railcar sales, but rather as lease revenues in accordance with the terms of the contract over the life of the lease. Railcars built for the lease fleet represented approximately 30% of ARI’s railcar shipments during the second quarter of 2013 compared to approximately 40% for the same period in 2012.
Total leasing segment revenues were $7.5 million for the second quarter of 2013, an increase of $4.8 million over the $2.7 million for the same period in 2012. The primary reason for the increase in revenue was an increase in the number of railcars on lease and an increase in the average lease rate. We had approximately 3,500 railcars in the Company’s lease fleet at the end of the second quarter of 2013, compared to approximately 1,870 railcars at the end of the same period in 2012.
Total railcar services segment revenues were $19.7 million for the second quarter of 2013, an increase of $2.7 million over the $17.0 million for the same period in 2012. The increase is largely attributed to certain repair projects being performed at our hopper railcar manufacturing facility during 2013.

Consolidated earnings from operations for the second quarter of 2013 were $39.9 million, an increase of 54% over the $26.0 million for the same period in 2012. Operating margins were 25% for the second quarter of 2013 compared to 17% for the comparable quarter of 2012. The increase in consolidated earnings was primarily due to an increase in the Company’s manufacturing and leasing earnings from operations and a decrease in the Company’s selling, general and administrative expenses, driven by a decrease in our share-based compensation expense. The Company’s share-based compensation fluctuates with our stock price. In the second quarter of 2013, our stock price decreased approximately $13 per share (after an increase of $15 per share in the first quarter) compared to an increase of approximately $4 per share during the second quarter of 2012.

Manufacturing earnings from operations were $42.9 million for the second quarter of 2013 compared to $40.7 million for the same period in 2012. This increase was due primarily to a higher mix of tank railcars as well as operating leverage achieved as a result of strong tank railcar production volumes, partially offset by lower hopper railcar shipments. The Company also continued to benefit from cost savings achieved by the vertical integration projects put in place over the past several years. Manufacturing earnings from operations for the second quarter of 2013 included $10.1 million of estimated profit on railcars built for the Company’s lease fleet compared to $14.3 million for the same period in 2012, which is eliminated in consolidation and is based on an estimated fair market value of revenues as if the railcars had been sold to a third party, less the cost to manufacture.
EBITDA, adjusted to exclude share-based compensation and other income on short term investments (Adjusted EBITDA), was $43.0 million for the second quarter of 2013 compared to $34.4 million for the comparable quarter of 2012. The increase resulted primarily from increased earnings from operations, partially offset by losses incurred by the Company’s joint ventures. The joint venture loss is largely due to softer railcar demand for railcar types other than tank railcars, which adversely impacted demand for the Company’s domestic joint venture products, and increased costs related to the start up of operations for our Indian joint venture. A reconciliation of the Company’s net earnings to EBITDA and Adjusted EBITDA (both non-GAAP financial measures) is set forth in the supplemental disclosure attached to this press release.
Interest expense was $1.3 million for the second quarter of 2013 compared to $5.1 million in the same period in 2012. The decrease was the result of a more favorable rate obtained on the Company's lease fleet financing and lower average debt balance as a result of the Company's early redemption of its 7.5% senior unsecured notes.

Net earnings for the second quarter of 2013 were $23.6 million, or $1.11 per share, compared to $13.4 million, or $0.63 per share, for the comparable quarter of 2012. The increase in earnings was a result of strong manufacturing and leasing earnings, lower selling, general and administrative expenses and lower interest expense, as discussed above.

Year-to-Date Results

Consolidated revenues for the first six months of 2013 were $354.5 million compared to $335.8 million for the comparable period in 2012. The Company shipped approximately 3,210 railcars, including approximately 910 railcars to leasing customers, during the first half of 2013, which was 27% lower than the approximately 4,410 railcars shipped during the same period of 2012, of which 1,380 were to leasing customers.

Total manufacturing segment revenues were $405.7 million for the first six months of 2013 compared to $431.2 million for the comparable period in 2012. Manufacturing segment revenues for the first six months of 2013 included estimated revenues of $100.5 million relating to railcars built for the lease fleet, compared to estimated revenues of $132.1 million relating to railcars built for the lease fleet in the comparable period in 2012. Such revenues are based on an estimated fair market value of the leased railcars as if they had been sold to a third party, and are eliminated in consolidation. Revenues for railcars built for the Company's lease fleet are not recognized in consolidated revenues as railcar sales, but rather are recognized as lease revenues in accordance with the terms of the contract over the life of the lease. Railcars built for the lease fleet represented approximately 30% of ARI's railcar shipments in the first six months of 2013 and 2012.

Consolidated earnings from operations for the first six months of 2013 were $71.1 million, up 43% from $49.8 million for the comparable period in 2012. Consolidated earnings from operations for the first six months of 2013 and 2012 excluded $19.9 million and $23.3 million, respectively, of profit on railcars built for the lease fleet that is eliminated in consolidation and is based on an estimated fair market value of revenues as if the railcars had been sold to a third party, less the cost to manufacture. Operating margins were 20% for the first six months of 2013 compared to 15% for the comparable period of 2012.

The Company recorded a loss from joint ventures of $1.8 million for the first six months of 2013 compared to income of $0.9 million for the comparable period in 2012.

Adjusted EBITDA was $85.8 million for the first six months of 2013, up by $21.0 million from $64.8 million for the comparable period in 2012.

Net earnings for the first six months of 2013 were $41.6 million, or $1.95 per share, compared to $25.4 million, or $1.19 per share, for the comparable period in 2012.
Cash Flow and Liquidity
The Company’s strong earnings have contributed to cash flow from operations in the first six months of 2013 of $54.6 million. As a result of continued growth of the Company’s lease fleet and redemption of the remaining $175 million of senior unsecured notes during the first quarter of 2013, partially offset by borrowings under the lease fleet financing, the Company’s cash balance was $93.6 million at June 30, 2013.
At the board meeting in July, the Company’s board of directors declared a cash dividend of $0.25 per share of common stock of the Company to shareholders of record as of September 20, 2013 that will be paid on September 27, 2013.
Backlog
ARI’s backlog as of June 30, 2013 was approximately 6,940 railcars, with an estimated market value of $889.3 million. This backlog includes approximately 2,620 railcars for lease with an estimated market value of $357.2 million. ARI had approximately 7,060 railcars in its backlog with an estimated market value of $889.8 million as of December 31, 2012, including approximately 1,810 railcars for lease with an estimated market value of $227.0 million.
Conference Call and Webcast
ARI will host a webcast and conference call on Thursday, July 25, 2013 at 10:00 am (Eastern Time) to discuss the Company’s second quarter 2013 financial results. To participate in the webcast, please log-on to ARI’s investor relations page through the ARI website at www.americanrailcar.com. To participate in the conference call, please dial 877-745-9389. Participants are asked to log-on to the ARI website or dial in to the conference call approximately 10 to 15 minutes prior to the start time. An audio replay of the call will also be available on the Company’s website promptly following the earnings call.
About ARI
ARI is a leading North American designer and manufacturer of hopper and tank railcars. ARI and its subsidiaries sell and lease railcars manufactured by the Company to certain markets. In addition, ARI repairs and refurbishes railcars, provides fleet management services and designs and manufactures certain railcar and industrial components. ARI provides its railcar customers with integrated solutions through a comprehensive set of high quality products and related services. More information about American Railcar Industries, Inc. is available on its website at www.americanrailcar.com.

Forward Looking Statement Disclaimer
This press release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements. Forward-looking statements represent the Company’s estimates and assumptions only as of the date of this press release. Such statements include, without limitation, statements regarding industry trends, customer demand for the Company’s products, the Company’s strategic objectives and long-term strategies, the growth of the Company’s leasing business, anticipated future production rates, the Company’s plans regarding future dividends, the Company’s joint ventures, the Company’s backlog and any implication that the Company’s backlog may be indicative of future revenues. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from the results described in or anticipated by the Company’s forward-looking statements. The payment of future dividends, if any, and the amount thereof, will be at the discretion of ARI’s board of directors and will depend upon the Company’s operating results, strategic plans, capital requirements, financial condition, provisions of its borrowing arrangements, applicable law and other factors the Company’s board of directors considers relevant. Other potential risks and uncertainties include, among other things: basing financial or other information on judgments or estimates based on future performance or events; the impact of an economic downturn, adverse market conditions and restricted credit markets; ARI’s reliance upon a small number of customers that represent a large percentage of revenues and backlog; the health of and prospects for the overall railcar industry; prospects in light of the cyclical nature of the railcar manufacturing business; the highly competitive nature of the railcar manufacturing industry; the conversion of ARI’s railcar backlog into revenues; anticipated trends relating to shipments, leasing, railcar services, revenues, financial condition or results of operations; the Company’s ability to manage overhead and variations in production rates; fluctuating costs of raw materials, including steel and railcar components and delays in the delivery of such raw materials and components; fluctuations in the supply of components and raw materials that ARI uses in railcar manufacturing; the risk of being unable to market or remarket railcars for sale or lease at favorable prices or on favorable terms or at all; the ongoing benefits and risks related to the Company’s relationship with Mr. Carl Icahn (the chairman of the Company’s board of directors and, through his holdings of Icahn Enterprises L.P., the Company’s principal beneficial stockholder) and certain of his affiliates; the anticipated production schedules for our products and the anticipated financing needs, construction and production schedules of our joint ventures; the risks, impact and anticipated benefits associated with potential joint ventures, acquisitions or new business endeavors; the risks associated with international operations and joint ventures; the implementation, integration with other systems or ongoing management of the Company’s new enterprise resource planning system; the risk of the lack of acceptance of new railcar offerings by ARI’s customers and the risk of initial production costs for the Company’s new railcar offerings being significantly higher than expected; the sufficiency of the Company’s liquidity and capital resources; compliance with covenants contained in the Company’s financing arrangements; the impact and costs and expenses of any litigation ARI may be subject to now or in the future; and the additional risk factors described in ARI’s filings with the Securities and Exchange Commission. The Company expressly disclaims any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	June 30, 2013	December 31, 2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$93,585	$205,045
Short-term investments—available for sale securities	—	12,557
Accounts receivable, net	38,164	36,100
Accounts receivable, due from related parties	5,583	3,539
Inventories, net	92,988	110,075
Deferred tax assets	10,397	4,114
Prepaid expenses and other current assets	5,123	3,917
Total current assets	245,840	375,347
Property, plant and equipment, net	157,328	155,893
Railcars on operating lease, net	296,744	220,282
Deferred debt issuance costs	2,124	2,374
Goodwill	7,169	7,169
Investments in and loans to joint ventures	41,534	44,536
Other assets	7,934	4,157
Total assets	$758,673	$809,758
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$42,760	$64,971
Accounts payable, due to related parties	524	2,831
Accrued taxes	5,212	2,693
Accrued expenses	6,655	5,739
Accrued compensation	13,910	17,940
Accrued interest expense	286	4,465
Short-term debt, including current portion of long-term debt	6,618	2,755
Total current liabilities	75,965	101,394
Long-term debt, net of current portion	191,458	272,245
Deferred tax liability	78,485	53,466
Pension and post-retirement liabilities	9,104	9,518
Other liabilities	5,093	3,670
Total liabilities	360,105	440,293
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 50,000,000 shares authorized, 21,352,297 shares issued and outstanding as of both June 30, 2013 and December 31, 2012	213	213
Additional paid-in capital	239,609	239,609
Retained earnings	160,910	130,030
Accumulated other comprehensive loss	(2,164)	(387)
Total stockholders’ equity	398,568	369,465
Total liabilities and stockholders’ equity	$758,673	$809,758

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Manufacturing (including revenues from affiliates of $19,904 and $82,982 for the three and six months ended June 30, 2013, respectively, and $10,897 for both of the same periods in 2012)	$132,242	$134,748	$305,217	$299,061
Railcar leasing	7,527	2,668	14,070	4,048
Railcar services (including revenues from affiliates of $4,546 and $9,154 for the three and six months ended June 30, 2013, respectively, and $5,832 and $11,003 for the same periods in 2012)	19,635	16,798	35,227	32,704
Total revenues	159,404	154,214	354,514	335,813
Cost of revenues:
Manufacturing	(97,709)	(106,449)	(234,832)	(244,010)
Railcar leasing	(3,301)	(1,601)	(6,205)	(2,342)
Railcar services	(14,860)	(12,740)	(27,449)	(25,668)
Total cost of revenues	(115,870)	(120,790)	(268,486)	(272,020)
Gross profit	43,534	33,424	86,028	63,793
Selling, general and administrative (including costs to a related party of $216 and $596 for the three and six months ended June 30, 2013, respectively, and $149 and $295 for the same periods in 2012)	(3,665)	(7,464)	(14,930)	(14,028)
Earnings from operations	39,869	25,960	71,098	49,765
Interest income (including income from related parties of $676 and $1,357 for the three and six months ended June 30, 2013, respectively, and $729 and $1,474 for the same periods in 2012)	679	769	1,370	1,547
Interest expense	(1,341)	(5,090)	(4,341)	(10,216)
Loss on debt extinguishment	—	—	(392)	—
Other income (including income from a related party of $5 and $9 for the three and six months ended June 30, 2013, respectively, and $3 and $6 for the same periods in 2012)	12	16	2,008	19
Earnings (loss) from joint ventures	(804)	466	(1,777)	880
Earnings before income taxes	38,415	22,121	67,966	41,995
Income tax expense	(14,796)	(8,760)	(26,410)	(16,630)
Net earnings	$23,619	$13,361	$41,556	$25,365
Net earnings per common share—basic and diluted	$1.11	$0.63	$1.95	$1.19
Weighted average common shares outstanding—basic and diluted	21,352	21,352	21,352	21,352
Cash dividends declared per common share	$0.25	$—	$0.50	$—

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
SEGMENT DATA
(In thousands, unaudited)

	Revenues			Earnings (Loss) from Operations
	External	Intersegment	Total	External	Intersegment	Total
Three Months Ended June 30, 2013
Manufacturing	$132,242	$45,083	$177,325	$32,780	$10,126	$42,906
Railcar Leasing	7,527	—	7,527	3,645	8	3,653
Railcar Services	19,635	46	19,681	4,083	(41)	4,042
Corporate/Eliminations	—	(45,129)	(45,129)	(639)	(10,093)	(10,732)
Total Consolidated	$159,404	$—	$159,404	$39,869	$—	$39,869
Three Months Ended June 30, 2012
Manufacturing	$134,748	$84,540	$219,288	$26,334	$14,346	$40,680
Railcar Leasing	2,668	—	2,668	1,021	7	1,028
Railcar Services	16,798	191	16,989	3,396	(44)	3,352
Corporate/Eliminations	—	(84,731)	(84,731)	(4,791)	(14,309)	(19,100)
Total Consolidated	$154,214	$—	$154,214	$25,960	$—	$25,960
Six Months Ended June 30, 2013
Manufacturing	$305,217	$100,491	$405,708	$66,759	$19,908	$86,667
Railcar Leasing	14,070	—	14,070	5,808	12	5,820
Railcar Services	35,227	95	35,322	6,388	2	6,390
Corporate/Eliminations	—	(100,586)	(100,586)	(7,857)	(19,922)	(27,779)
Total Consolidated	$354,514	—	$354,514	$71,098	—	$71,098
Six Months Ended June 30, 2012
Manufacturing	$299,061	$132,089	$431,150	$51,486	$23,268	$74,754
Railcar Leasing	4,048	—	4,048	1,617	13	1,630
Railcar Services	32,704	220	32,924	5,739	(50)	5,689
Corporate/Eliminations	—	(132,309)	(132,309)	(9,077)	(23,231)	(32,308)
Total Consolidated	$335,813	—	$335,813	$49,765	—	$49,765

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Six Months Ended June 30,
	2013	2012
Operating activities:
Net earnings	$41,556	$25,365
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	13,395	11,286
Amortization of deferred costs	313	349
Loss (Gain) on disposal of property, plant and equipment	47	(51)
Share-based compensation	3,075	2,813
Change in interest receivable, due from related parties	—	292
(Earnings) loss from joint ventures	1,777	(880)
Provision for deferred income taxes	19,297	15,948
Adjustment to provision for losses on accounts receivable	(6)	279
Items related to investing activities:
Realized gain on sale of short-term investments - available for sale securities	(2,008)	—
Items related to financing activities:
Loss on debt extinguishment	392	—
Changes in operating assets and liabilities:
Accounts receivable, net	(2,087)	13,355
Accounts receivable, due from related parties	(2,065)	(7,216)
Income taxes receivable	(64)	(966)
Inventories, net	17,034	(14,351)
Prepaid expenses and other current assets	(1,208)	(1,072)
Accounts payable	(22,200)	13,319
Accounts payable, due to affiliates	(2,307)	200
Accrued expenses and taxes	(8,612)	2,920
Other	(1,738)	(189)
Net cash provided by operating activities	54,591	61,109
Investing activities:
Purchases of property, plant and equipment	(10,927)	(5,343)
Capital expenditures - leased railcars	(80,877)	(113,513)
Proceeds from the sale of property, plant and equipment	2	148
Purchase of short-term investments - available for sale securities	—	—
Proceeds from the sale of short-term investments - available for sale securities	12,699	—
Proceeds from repayments of loans by joint ventures	1,300	164
Investments in and loans to joint ventures	(116)	(366)
Net cash used in investing activities	(77,919)	(118,910)
Financing activities:
Repayments of long-term debt	(176,765)	—
Premium on debt redemption	—	—
Proceeds from long-term debt	99,841	—
Payment of common stock dividends	(10,676)	—
Debt issuance costs	(413)	—
Net cash used in financing activities	(88,013)	—
Effect of exchange rate changes on cash and cash equivalents	(119)	(12)
Decrease in cash and cash equivalents	(111,460)	(57,521)
Cash and cash equivalents at beginning of period	205,045	307,172
Cash and cash equivalents at end of period	$93,585	$249,651

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO EBITDA AND ADJUSTED EBITDA
(In thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net earnings	$23,619	$13,361	$41,556	$25,365
Income tax expense	14,796	8,760	26,410	16,630
Interest expense	1,341	5,090	4,341	10,216
Loss on debt extinguishment	—	—	392	—
Interest income	(679)	(769)	(1,370)	(1,547)
Depreciation	6,860	5,884	13,395	11,286
EBITDA	$45,937	$32,326	$84,724	$61,950
Other income related to short-term investments	—	—	(2,008)	—
Stock appreciation rights compensation (income) expense	(2,933)	2,117	3,075	2,813
Adjusted EBITDA	$43,004	$34,443	$85,791	$64,763

EBITDA represents net earnings before income tax expense, interest expense (income), loss on debt extinguishment and depreciation of property, plant and equipment. The Company believes EBITDA is useful to investors in evaluating ARI’s operating performance compared to that of other companies in the same industry. In addition, ARI’s management uses EBITDA to evaluate operating performance. The calculation of EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with U.S. generally accepted accounting principles (U.S. GAAP). Accordingly, when analyzing the Company’s operating performance, investors should not consider EBITDA in isolation or as a substitute for net earnings, cash flows provided by operating activities or other statement of operations or cash flow data prepared in accordance with U.S. GAAP. The calculation of EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.
Adjusted EBITDA represents EBITDA before stock appreciation rights (SARs) compensation (income) expense and other income related to our short-term investments. Management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance, and therefore uses Adjusted EBITDA for that purpose. The Company’s SARs, which settle in cash, are revalued each period based primarily upon changes in ARI’s stock price. Management believes that eliminating the expense (income) associated with share-based compensation and income associated with short-term investments allows management and ARI’s investors to understand better the operating results independent of financial changes caused by the fluctuating price and value of the Company’s common stock and short-term investments. Adjusted EBITDA is not a financial measure presented in accordance with U.S. GAAP. Accordingly, when analyzing operating performance, investors should not consider Adjusted EBITDA in isolation or as a substitute for net earnings, cash flows provided by (used in) operating activities or other statements of operations or cash flow data prepared in accordance with U.S. GAAP. The Company’s calculation of Adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.